Exhibit 1.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto), and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of December 5, 2022.

Deep Insight Limited Partnership

By: /s/ Barak Ben-Eliezer
Name, Title: Barak Ben-Eliezer, Managing Partner

Deep Insight Fund GP Limited Partnership

By: /s/ Barak Ben-Eliezer
Name, Title: Barak Ben-Eliezer, Managing Partner

Deep Insight GP Ltd.

By: /s/ Barak Ben-Eliezer
Name, Title: Barak Ben-Eliezer, Director

Deep Insight Management Ltd.

By: /s/ Barak Ben-Eliezer
Name, Title: Barak Ben-Eliezer, Director

Barak Ben-Eliezer

By: /s/ Barak Ben-Eliezer

Dr. Eyal Kishon

By: /s/ Dr. Eyal Kishon